UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 29, 2006

Smart Video Technologies, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-26809	91-1962104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

3505 Koger Boulevard, Suite 400, Duluth, GA	30096
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 279-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Election of Director

On November 29, 2006, the Company’s Board of Directors approved an increase to the size of its Board of Directors by one, to five (5). Subsequently, to fill the newly created vacancy, in accordance with the Company’s Bylaws, the Company’s Board of Directors elected David Oros as a Director of the Company to serve until the next annual meeting of stockholders and until his successor is duly elected and qualified or until his earlier resignation, removal or death. Initially, Mr. Oros will not be a member of any committee of the Company’s Board of Directors. There is no arrangement or understanding between Mr. Oros and any other person pursuant to which Mr. Oros was elected as a Director. There are no transactions in which Mr. Oros has an interest requiring disclosure under Item 404(a) of Regulation S-K. In connection with his appointment as a Director, on November 29, 2006, Mr. Oros was granted stock options to purchase 250,000 shares of the Company’s common stock. The stock options vest quarterly in equal installments of 62,500 beginning on January 1, 2007. Mr. Oros will participate in the Company’s standard Director compensation program, which is described in the Company’s most recent proxy statement, filed with the Securities and Exchange Commission on September 8, 2006, under the caption, “Compensation of Directors,” which portion of such proxy statement is incorporated herein by reference.

The press release issued by the Company on November 29, 2006 with respect to the election of Mr. Oros is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release of the Company, dated November 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Video Technologies, Inc

Dated: December 1, 2006	By:	/s/ William J. Loughman
	Name:	William J. Loughman
	Title:	Chief Financial Officer